Exhibit 99.3

Condensed consolidated financial statements (unaudited) Science 37, Inc. For the Three and Nine Months Ended September 30, 2021 and 2020

Science 37, Inc.

Condensed Consolidated Balance Sheets

	(unaudited)
	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$7,996,362	$32,478,948
Restricted cash	-	1,004,142
Accounts receivable, net (including amounts with related parties)	6,998,708	11,200,252
Prepaid expenses and other current assets	4,226,079	1,364,162
Total current assets	19,221,149	46,047,504

Property and equipment, net	1,157,818	535,384
Operating lease right-of-use assets	2,362,445	2,210,253
Capitalized software, net	16,679,024	8,054,367
Other assets	325,782	183,718
Total assets	$39,746,218	$57,031,226

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$7,488,575	$4,401,874
Accrued expenses and other liabilities	10,727,474	8,762,839
Deferred revenue	6,571,281	5,136,457
Total current liabilities	24,787,330	18,301,170

Long-term liabilities:
Long-term deferred revenue	1,055,624	427,667
Operating lease liabilities	1,485,288	1,127,837
Other long-term liabilities	1,541,313	223,619
Total liabilities	28,869,555	20,080,293

Redeemable convertible preferred stock:
Preferred stock, $0.0001 par value; 41,692,230 shares authorized, 41,587,368 issued and outstanding at September 30, 2021 and December 31, 2020	143,086,271	143,086,271

Stockholders’ deficit:
Common stock, $0.0001 par value; 74,666,115 shares authorized, 4,595,168 and 2,765,097 issued and outstanding at September 30, 2021 and December 31, 2020, respectively	1,039	856
Additional paid-in capital	4,769,114	1,611,049
Accumulated deficit	(136,979,761)	(107,747,243)
Total stockholders’ deficit	(132,209,608)	(106,135,338)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$39,746,218	$57,031,226

See accompanying notes to condensed consolidated financial statements.

Science 37, Inc.

 Condensed Consolidated Statements of Operations and Comprehensive Loss

 (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues (including amounts with related parties)	$14,235,697	$6,583,413	$39,221,524	$12,541,208

Operating expenses:
Cost of revenues (including amounts with related parties)	10,318,268	7,050,897	26,245,932	10,929,068
Selling, general and administrative	16,931,866	6,301,712	37,477,055	17,870,603
Depreciation and amortization	1,915,517	1,141,801	5,188,586	3,162,424
Restructuring costs	–	–	–	699,473
Total operating expenses	29,165,651	14,494,410	68,911,573	32,661,568

Loss from operations	(14,929,954)	(7,910,997)	(29,690,049)	(20,120,360)

Other income:
Interest income	151	1,554	1,424	76,019
Sublease income (including amounts with related parties)	230,235	232,294	444,153	696,882
Other income	7,697	(6,681)	11,954	(2,489)
Total other income	238,083	227,167	457,531	770,412

Net loss and other comprehensive loss	$(14,691,871)	$(7,683,830)	$(29,232,518)	$(19,349,948)

Loss per share:
Basic and diluted	$(3.23)	$(0.90)	$(7.66)	$(2.29)

Weighted average common shares outstanding:
Weighted average shares used to compute basic and diluted net loss per share	4,551,755	8,522,923	3,818,717	8,458,434

See accompanying notes to condensed consolidated financial statements.

Science 37, Inc.

Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

Three, Six, and Nine Months Ended September 30, 2021 and 2020

 (unaudited)

	Redeemable Convertible				Additional		Total
	Preferred Stock		Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balances at December 31, 2020	41,587,368	$143,086,271	2,765,097	$856	$1,611,049	$(107,747,243)	$(106,135,338)
Stock-based compensation expense	-	-	-	-	225,623	-	225,623
Proceeds from option exercises	-	-	506,707	51	331,740	-	331,791
Net loss	-	-	-	-	-	(6,825,527)	(6,825,527)
Balances at March 31, 2021	41,587,368	$143,086,271	3,271,804	$907	$2,168,412	$(114,572,770)	$(112,403,451)
Stock-based compensation expense	-	-	-	-	689,494	-	689,494
Proceeds from option exercises	-	-	1,216,612	121	805,773	-	805,894
Net loss	-	-	-	-	-	(7,715,120)	(7,715,120)
Balances at June 30, 2021	41,587,368	$143,086,271	4,488,416	$1,028	$3,663,679	$(122,287,890)	$(118,623,183)
Stock-based compensation expense	-	-	-	-	997,979	-	997,979
Proceeds from option exercises	-	-	106,752	11	107,456	-	107,467
Net loss	-	-	-	-	-	(14,691,871)	(14,691,871)
Balances at September 30, 2021	41,587,368	$143,086,271	4,595,168	$1,039	$4,769,114	$(136,979,761)	$(132,209,608)

	Redeemable Convertible				Additional		Total
	Preferred Stock		Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balances at December 31, 2019	32,653,742	$106,884,111	8,396,425	$839	$1,374,318	$(75,961,521)	$(74,586,364)
Impact of adoption of ASC 842	-	-	-	-	-	(111,637)	(111,637)
Stock-based compensation expense	-	-	-	-	32,414	-	32,414
Proceeds from option exercises	-	-	13,284	2	16,937	-	16,939
Net loss	-	-	-	-	-	(5,749,171)	(5,749,171)
Balances at March 31, 2020	32,653,742	$106,884,111	8,409,709	$841	$1,423,669	$(81,822,329)	$(80,397,819)
Stock-based compensation expense	-	-	-	-	(135,966)	-	(135,966)
Proceeds from option exercises	-	-	59,033	5	56,047	-	56,052
Net loss	-	-	-	-	-	(5,916,947)	(5,916,947)
Balances at June 30, 2020	32,653,742	$106,884,111	8,468,742	$846	$1,343,750	$(87,739,276)	$(86,394,680)
Stock-based compensation expense	-	-	-	-	105,341	-	105,341
Proceeds from option exercises	-	-	75,694	8	43,241	-	43,249
Preferred Series D1 issuance, net of issuance costs	9,038,488	39,923,805	-	-	-	-	-
Net loss	-	-	-	-	-	(7,683,830)	(7,683,830)
Balances at September 30, 2020	41,692,230	$146,807,916	8,544,436	$854	$1,492,332	$(95,423,106)	$(93,929,920)

See accompanying notes to condensed consolidated financial statements.

Science 37, Inc.

Condensed Consolidated Statements of Cash Flows

 (unaudited)

	Nine Months Ended September 30,
	2021	2020
Operating activities
Net loss	$(29,232,518)	$(19,349,948)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	5,188,586	3,162,424
Amortization of operating ROU assets	1,153,257	1,400,294
Stock based compensation	1,913,096	1,789
Changes in assets and liabilities:
Accounts receivable (including amounts with related parties)	4,201,546	(3,265,235)
Prepaid expenses and other current assets	(2,861,917)	(1,265,844)
Other assets	(142,065)	363,156
Accounts payable	2,109,901	3,163,309
Accrued expenses and other current liabilities	577,494	3,158,333
Deferred revenue	2,062,780	(976,377)
Operating lease liabilities	(947,997)	(3,399,177)
Other long-term liabilities	1,317,693	143,369
Net cash used in operating activities	(14,660,144)	(16,863,907)

Investing activities
Capitalized software development costs	(11,338,853)	(3,938,788)
Purchases of fixed assets	(732,883)	(244,677)
Net cash used in investing activities	(12,071,736)	(4,183,465)

Financing activities
Proceeds from Series D-1 financing, net of issuance costs	–	39,923,805
Cash received from stock option exercises	1,245,152	116,240
Net cash provided by financing activities	1,245,152	40,040,045

Net decrease in cash, cash equivalents, and restricted cash	(25,486,728)	18,992,673
Cash, cash equivalents, and restricted cash, beginning of period	33,483,090	28,808,017
Cash, cash equivalents, and restricted cash, end of period	$7,996,362	$47,800,690
Supplemental disclosures of non-cash activities:
Net change in accounts payable and accrued expenses and other current liabilities related to capitalized software and fixed asset additions	$(2,363,941)	$(208,363)
ROU asset obtained in exchange for operating lease liabilities	$(1,305,448)	$-

See accompanying notes to condensed consolidated financial statements.

Science 37, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited)

September 30, 2021

1. Company Background and Basis of Presentation

Organization

Science 37, Inc. or “the Company”, a Delaware Corporation, was formed on September 8, 2014.

Description of Business

The Company is a leading provider of technology-based solutions that enable decentralized clinical trials on behalf of biopharmaceutical sponsors. The Company pioneered the decentralized clinical trial model and developed the industry’s first Decentralized Clinical Trial Operating System (DCT OS), combining its technology platform, which orchestrates workflows, supports evidence generation, and harmonizes data seamlessly, with its Specialized Network of patient communities, on-demand telemedicine investigators, flexible mobile nurses, scalable remote coordinators and robust connected technologies. By bringing research to patients and providers more directly, the Company’s operating system increases access and patient diversity, which can help speed the development of potentially life-saving drug treatments.

On May 7, 2021, the Company announced a planned merger with LifeSci Acquisition II Corp (“LSAQ”) under a definitive business combination agreement. The merger was consummated on October 6, 2021, whereby LSAQ acquired 100% of the Company’s issued and outstanding securities through a reverse merger of the Company with and into a wholly owned subsidiary of LSAQ, with the Company surviving the merger as Science 37 Holdings, Inc, now a public company. In conjunction with this merger, the Company received $200 million through a private investment in public entity (PIPE) offering from leading institutional and strategic investors to further fund the Company’s decentralized trial technology platform and extend into new adjacencies.

Unaudited Interim Financial Information and Use of Estimates

The Company prepared the accompanying unaudited condensed consolidated financial statements in accordance with generally accepted accounting principles in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all the information and notes required by GAAP for complete financial statements. The significant accounting policies followed by the Company for interim financial reporting are consistent with the accounting policies followed for annual financial reporting.

The preparation of condensed consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These estimates are based on historical experience and various other assumptions believed reasonable under the circumstances. The Company evaluates its estimates on an ongoing basis and makes changes to the estimates and related disclosures as experience develops or new information becomes known, including facts and circumstances related to the novel coronavirus disease pandemic. Actual results will most likely differ from those estimated. The Company’s most significant estimates and assumptions used in the preparation of the accompanying condensed consolidated financial statements relate to contract cost estimates in revenue recognition, capitalized software costs, and the valuation of the Company’s common stock.

The condensed consolidated financial statements, in management’s opinion, include all adjustments of a normal recurring nature necessary for a fair presentation. The information included in this filing should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto included in this filing for the year ended December 31, 2020. The results of operations for the three and nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the full year ending December 31, 2021 or any other future period. The consolidated balance sheet at December 31, 2020 is derived from the amounts in the audited balance sheet included in this filing for the year ended December 31, 2020.

Science 37, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited) (continued)

1. Company Background and Basis of Presentation (continued)

Liquidity

The Company has continued to experience increased costs that adversely affect the Company’s current results of operations and liquidity. The Company’s condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The financial statements for the three and nine months ended September 30,2021 do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty related to the Company's ability to continue as a going concern.

As of September 30, 2021, the Company had $7,996,362 of unrestricted cash. On October 6, 2021, the definitive business combination agreement between the Company and LifeSci Acquisition II Corp (LSAQ) was consummated. LSAQ acquired 100% of the Company’s issued and outstanding securities through a reverse merger of the Company with and into a wholly owned subsidiary of LSAQ, with the Company surviving the merger as Science 37 Holdings, Inc, now a public company. In conjunction with this merger, the Company received $200 million through a private investment in public entity (PIPE) offering from institutional and strategic investors to further fund the Company’s decentralized trial technology platform and extend into new adjacencies. As a result of the merger and inclusive of the PIPE financing, the Company received $234.2 million, net of fees and expenses paid in connection with the closing of the business combination.

The Company believes that its $8.0 million of cash as of September 30, 2021, in addition to the proceeds received from the merger with LSAQ and PIPE offering, are sufficient to fund planned operations for at least 12 months from the date these financial statements were available to be filed.

Concentration Risks

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, deposits of up to $250,000 at Federal Deposit Insurance Corporation (FDIC) insured institutions are covered by FDIC insurance. At times, deposits at the Company’s financial institution may exceed federally insured limits. Management periodically assesses the financial condition of the institution and believes that any possible credit risk is minimal. The Company has not experienced any loss from such risk.

COVID-19 Pandemic

In March 2020 the World Health Organization declared the global novel coronavirus disease 2019 (COVID-19) outbreak a pandemic. The Company’s original sublease tenant in San Francisco was unable to fulfill its sublease obligations due to the pandemic’s impact on its business operations. The sublessee vacated the facility in February 2021 and a new sublessee was not secured until May 2021, at terms substantially similar to the original sublessee. For the nine months ended September 30, 2021 and 2020, the Company wrote-off $228,946 and $0 of sublease receivable against sublease income due to low probability of collection from the original sublessee. No other significant impacts to the Company’s operations due to the COVID-19 outbreak have occurred.

Capitalized Software

The Company’s internal use proprietary software organizes workflows, captures real-time evidence, and harmonizes data during clinical trial support for its customers. Capitalized software is recorded at cost less accumulated amortization. The Company capitalizes software development cost related to the development of the Company’s proprietary platform in accordance with ASC 350 guidance. Internal and external costs incurred during the preliminary stage are expensed as incurred. Costs incurred during the application development stage are capitalized and consist of payroll labor and benefits to the extent of time spent directly on the project and external direct costs of materials and labor. Training and maintenance costs are expensed as incurred. The Company commences amortization once the respective assets are placed into service. The estimated useful life for capitalized software is 3 years.

Assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the expected undiscounted future cash flow from the use of the asset and its eventual disposition is less than the carrying amount of the asset, an impairment loss is recognized and measured using the fair value of the related asset. No material impairments were recognized during the three and nine months ended September 30, 2021 and 2020.

Science 37, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited) (continued)

1. Company Background and Basis of Presentation (continued)

Net Loss Per Share

Basic net loss per share is calculated by dividing net loss by the weighted average shares outstanding during the period, without consideration of common stock equivalents. Diluted net loss per share is calculated by adjusting weighted average shares outstanding for the dilutive effect of common stock equivalents outstanding for the period, determined using the treasury-stock method. For purposes of the diluted net loss per share calculation, preferred stock, stock options and warrants are considered to be common stock equivalents but are excluded from the calculation of diluted net loss per share because their effect would be anti-dilutive.

Segments

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company has determined that its Senior Executive Committee, which includes the Chief Executive Officer, together with the Board of Directors is the CODM. The Company operates in a single operating segment as the CODM reviews financial information presented on a consolidated basis, at the Company level, for the purposes of making operating decisions, allocation of resources, and evaluating financial performance.

As of and for the nine months ended September 30, 2021 and 2020, the Company did not have material revenue earned or assets located outside of the United States.

Accounting Pronouncements Issued but Not Adopted as of September 30, 2021

In June 2016, the FASB issued a new accounting standard intended to provide financial statement users with more decision-useful information about expected credit losses and other commitments to extend credit held by a reporting entity. The standard replaces the incurred loss impairment methodology in current GAAP with one that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The Company does not expect the adoption of the guidance to have a material effect on the Company’s consolidated financial statements. This is based on factors including the Company’s assessment of historical losses, customer’s creditworthiness, and the fact that the Company’s trade receivables are short term in duration. The Company expects to implement this new standard in January 2022.

2. Revenue

Revenues by Geography

Substantially all of the Company’s revenue for the three and nine months ending September 30, 2021 and 2020 was derived from services performed within the United States. No other country represented more than 10% of total revenue for either period.

Unsatisfied Performance Obligations

As of September 30, 2021, the aggregate amount of transaction price allocated to the unsatisfied performance obligations was $118,892,662. The Company expects to recognize this revenue over the remaining contract term of the individual projects, with contract terms generally ranging from one month to 6.4 years. The amount of unsatisfied performance obligations is lower than the potential contractual revenue since it excludes revenue that is constrained. Revenue amounts excluded due to constraints include those amounts under contracts that are wholly unperformed in which the customer has a unilateral right to cancel the arrangement, or that require the Company to undertake numerous activities to fulfill the performance obligations, including various activities that are outside of the Company’s control.

Science 37, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited) (continued)

2. Revenue (continued)

Timing of Billing and Performance

During the three and nine months ended September 30, 2021, the Company recognized approximately $3,151,080 and $3,962,270 of revenue that was included in the deferred revenue balance at the beginning of the period. During the three and nine months ended September 30, 2021, revenue recognized from performance obligations partially satisfied in previous periods was $3,170,297 and $6,322,520. These cumulative catch-up adjustments primarily related to contract modifications executed in the current period, which resulted in changes to the transaction price resulting from change orders.

Accounts Receivable, Unbilled Services, and Deferred Revenue

Accounts receivable and unbilled services (including contract assets) consisted of the following:

	September 30, 2021	December 31, 2020
Accounts receivable	$6,233,698	$8,688,441
Unbilled services	$907,840	2,511,811
Total accounts receivable and unbilled services	7,141,538	11,200,252
Allowance for doubtful accounts	(142,830)	-
Total accounts receivable and unbilled services, net	$6,998,708	$11,200,252

As of September 30, 2021 and December 31, 2020, contract assets of $907,840 and $2,511,811, respectively, were included in unbilled services.

Deferred revenue consisted of the following:

	September 30, 2021	December 31, 2020
Deferred revenue	$7,626,905	$5,564,124

The changes in the Company’s contract assets and deferred revenue resulted from the timing difference between the Company’s satisfaction of performance obligations under its contracts, achievement of billing milestones, and customer payments.

Concentration of Credit Risk

Financial assets that subject the Company to credit risk primarily consist of cash and cash equivalents, accounts receivable and unbilled services. Based on the short-term nature and historical realization of the financial assets as well as the reputable credit ratings of the financial institutions holding the deposits, the Company believes it bears minimal credit risk.

For the three months ended September 30, 2021 and 2020, four and three customers individually (totaling 58.7% and 64.9%, respectively) accounted for greater than 10% of revenue. For the nine months ended September 30, 2021 and 2020, three customers individually (totaling 57.7% and 55.2%, respectively) accounted for greater than 10% of revenue. As of September 30, 2021 and December 31, 2020, three and two customers individually (totaling 68.1% and 73.5%, respectively) accounted for greater than 10% of accounts receivable, net.

Science 37, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited) (continued)

3. Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability between market participants in the principal market or the most advantageous market when no principal market exists. Market participants are assumed to be independent, knowledgeable, able, and willing to transact an exchange and not under duress. Considerable judgment may be required in interpreting market data used to develop the estimates of fair value. Accordingly, estimates of fair value are not necessarily indicative of the amounts that could be realized in a current or future market exchange. Fair values for substantially all the Company’s financial and non-financial instruments were measured using market, income, or cost approaches. The three levels of input are as follows:

Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2: Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Financial instruments, including cash and cash equivalents, are recorded at cost, which approximates fair value. The Company does not have any assets or liabilities measured at Level 2 or Level 3.

4. Restructuring Costs

The Company carried out a reduction in force on February 28, 2020. Twenty employees were severed under a one-time restructuring arrangement at a total cost to the Company of $771,942. As of December 31, 2020, there were no restructuring accruals remaining on the balance sheet as all severance was fully paid to severed employees during the year. There were no restructuring activities for the nine months ended September 30, 2021.

5. Preferred Stock

Par value for each preferred stock share series is $0.0001. Redeemable convertible preferred stock shares outstanding as of September 30, 2021 and 2020 was 41,587,368 and 41,692,230, respectively. During the nine months ended September 30, 2020, 9,038,488 redeemable convertible preferred stock shares were issued through a series D-1 funding totaling $39,999,919. No redeemable convertible preferred stock shares were repurchased during the nine months ended September 30, 2021. No redeemable convertible preferred stock shares were issued or repurchased during the nine months ended September 30, 2021.

6. Stockholders’ Deficit

Par value for common shares is $0.0001. The following is a summary of common share activity for the nine months ended September 30, 2021 and 2020:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Common shares, beginning balance	4,488,416	8,468,742	2,765,097	8,396,425
Issuance of common shares	106,752	75,694	1,830,071	148,011
Common shares, ending balance	4,595,168	8,544,436	4,595,168	8,544,436

The Company has one common stock warrant outstanding with available shares to be issued of 6,439 and an exercise price of $1.61 per share as of September 30, 2021. This warrant was exercised on October 4, 2021.

Science 37, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited) (continued)

7. Loss Per Share

The following is a reconciliation of the numerators and denominators of the basic and diluted loss per share computations for the three and nine months ended September 30, 2021 and 2020:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Numerator:
Net Loss	$(14,691,871)	$(7,683,830)	$(29,232,518)	$(19,349,948)
Denominator:
Basic weighted average common shares outstanding	4,551,755	8,522,923	3,818,717	8,458,434
Earnings (loss) per share:
Basic and diluted	$(3.23)	$(0.90)	$(7.66)	$(2.29)

Potential common shares outstanding that are considered anti-dilutive are excluded from the computation of diluted earnings per share. As the Company has incurred losses from inception to date, due to its start-up nature, potential common shares are anti-dilutive due to this net loss. The number of potential shares outstanding that were anti-dilutive and therefore excluded from the computation of diluted earnings per share, weighted for the portion of the period they were outstanding, were as follows for the three and nine months ended September 30, 2021 and 2020, respectively.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Preferred stock	41,587,368	32,653,742	41,587,368	41,692,230
Stock options outstanding	8,852,171	7,684,943	8,601,614	6,414,452
Warrants outstanding	6,439	6,439	6,439	6,439
Total	50,445,978	40,345,124	50,195,421	48,113,121

8. Related-Party Transactions

In 2020, the Company subleased office space in Torrance, California to Good Dermatology, a professional medical corporation owned by the Founder and former CEO. Under the terms of the sublease, lease expenses incurred by the Company were 100% passed through to Good Dermatology. Total sublease income was $29,174 and $87,523 for the three and nine months ended September 30, 2020. The sublease was terminated as of November 30, 2020.

For the three months ended September 30, 2021 and 2020, the Company had revenue of $2,756,011 and $3,146,148, respectively, and for the nine months ended September 30, 2021 and 2020, the Company had revenue of $10,803,604 and $3,243,667, respectively, and expenses of $128,084 and $0, respectively, and as of September 30, 2021 and December 31, 2020, receivables of $2,244,157 and $6,927,470, respectively, from Pharmaceutical Products Development, LLC, a shareholder who holds a minority interest in the Company and a seat on the Company’s Board of Directors. Pharmaceutical Products Development, LLC became a minority shareholder of the Company during the first quarter of 2019.

Science 37, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited) (continued)

8. Related-Party Transactions (continued)

For the three months ended September 30, 2021 and 2020, the Company had revenue of $269,547 and $108,280, respectively, and for the nine months ended September 30, 2021 and 2020, the Company had revenue of $565,092 and $226,843, respectively, and as of September 30, 2021 and December 31, 2020, receivables of $166,474 and $129,857, respectively, from Novartis, who has a 50% ownership in dRX Capital AG, a shareholder who, until July 2021, had a minority interest in the Company and a seat on the Company’s Board of Directors. In July 2021, dRX Capital AG was dissolved and their interest in the Company was distributed to their owners. This dissolution and distribution did not cause any other shareholder of the Company to obtain a minority interest in the Company.

For the three months ended September 30, 2021 and 2020, the Company had revenue of $9,875 and $0, respectively, and for the nine months ended September 30, 2021 and 2020, the Company had revenue of $350,585 and $0, respectively, and as of September 30, 2021 and December 31, 2020, receivables of $2,185 and $0, respectively, from Allovir, who is an investee of a minority shareholder and Board of Directors seat holder of the Company. The minority shareholder became a shareholder of the Company in the third quarter of 2016.

9. Commitments and Contingencies

Legal Proceedings

During 2019 and 2020, the Company was in state court litigation in California. Noah Craft and Belinda Tan, former co-founders and former Chief Executive Officer and Chief Medical Officer, respectively, asserted derivative claims purportedly on behalf of the Company alleging that several of its current and former directors and investors committed various breaches of duty in connection with the termination of Craft and Tan’s employment. Craft and Tan also asserted direct tort claims arising from the same facts against the non-Company defendants. Moreover, Tan asserted a direct claim against the Company and certain current and former directors for gender discrimination. The Company disputed that it was liable, and that none of Craft and Tan’s claims had merit.

Notwithstanding the Company’s stance, the litigation was settled in court in November 2020. As of September 30, 2021, all elements and payments associated with the settlement have been completed which included the following:

1)	In June 2020, the Director Defendants paid $100,000 to the Company, which was used to offset the legal settlement in 3) below.

2)	As part of the settlement, the Company paid $3,675,000 to Plaintiffs (“First Payment”) in December 2020. In return, the Plaintiffs conveyed all the Company shares and any other securities or interest in the Company shares. The Plaintiffs held the equivalent on an as converted basis of 5,901,076 common shares.

3)	In December 2020, the Company accrued $1,225,000 for the legal settlement which was paid in June 2021 (“Second Payment”).

New Office Lease

In March 2021, the Company entered into an operating lease agreement to lease office space in Culver City, California commencing in July 2021 through October 2024 totaling $1,578,821.

Science 37, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited) (continued)

9. Commitments and Contingencies (continued)

Future minimum lease payments under non-cancellable leases as of September 30, 2021 were as follows:

Operating Leases
2021 (remaining three months)	$188,943
2022	1,286,301
2023	629,369
2024	599,327
2025	137,888
2026	11,517
Thereafter	-
Total future minimum lease payments	$2,853,345
Less imputed interest	(264,774)
Total	$2,588,571

Reported as of September 30, 2021:
Other current liabilities	$1,103,283
Operating lease liabilities	1,485,288
Total	$2,588,571

10. Stock-Based Compensation

The Company currently has one equity-based compensation plan, the 2015 Stock Option Plan (the 2015 Plan) from which stock-based compensation awards can be granted to employees, consultants, and non-executive directors. The 2015 Plan provides for awards in the form of service-based incentive stock options.

A summary of stock option awards outstanding as of September 30, 2021 and changes during the nine months then ended is as follows:

	Number of Units	Weighted Average Exercise Price
Outstanding at January 1, 2021	7,478,736	$0.68
Granted	3,720,500	8.18
Exercised	(1,830,071)	0.67
Forfeited	(472,211)	1.19
Outstanding at September 30, 2021	8,896,954	$3.79

Stock-Based Compensation Valuation and Expense

The Company accounts for stock options under the fair value method which requires the Company to estimate the grant-date fair value of its stock-based awards and amortize this value to compensation expense over the requisite service period. The Company uses the Black-Scholes-Merton model to estimate the value of such awards granted to its employees, consultants, and non-executive directors. Within this model, expected volatility is based upon the historical volatility of a peer group for a period equal to the expected term, as the Company does not have adequate history to calculate its own volatility. The Company believes the expected volatility will approximate the historical volatility of the peer group. The Company does not currently anticipate paying dividends. The expected term represents the period in which the grants are expected to be outstanding. The risk- free interest rate is based on the United States Treasury yield curve in effect at the time of the grant. Due to the absence of an active market for the Company’s common stock, the fair value of the Company’s common stock for purposes of determining the common stock price for stock option grants was determined by the Company’s Board of Directors.

Stock-based compensation expense is recognized net of forfeitures such that expense is recognized only for those stock-based awards that are expected to vest. If forfeitures during the period are greater than expenses recognized, net stock-based compensation expense can be negative.

Science 37, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited) (continued)

10. Stock-Based Compensation (continued)

Total stock-based compensation expense was classified in the statements of operations for the three and nine months ended September 30, 2021 and 2020 as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Cost of revenues	129,464	4,381	346,516	(70,058)
Selling, general and administrative	868,515	100,960	1,566,580	71,847
Total stock-based compensation expense	997,979	105,341	1,913,096	1,789

11. Income Taxes

The Company is treated as a “C” corporation for U.S. tax purposes.

Adoption of Recent Accounting Pronouncements

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes (ASU 2019-12), which eliminates certain exceptions to the guidance in Income Taxes (Topic 740) related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The new guidance also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The standard is effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years. Early adoption is permitted in an interim or annual period. Entities that elect to early adopt the amendments in an interim period should reflect any adjustments as of the beginning of the annual period that includes that interim period. Additionally, entities that elect early adoption must adopt all the amendments in the same period. Entities will apply the guidance prospectively, except for certain amendments. The Company adopted ASU 2019-12 effective January 1, 2021. The adoption of this standard did not have a material impact on the Company’s condensed consolidated financial statements and related disclosures.

The Company has incurred net operating losses since inception and is forecasting additional losses through December 31, 2021. Therefore, no U.S. Federal, state or foreign income taxes are expected for 2021 and no provision for such taxes has been recorded as of September 30, 2021. Due to the Company’s history of losses since inception, there is not enough evidence at this time to support the conclusion that the Company will generate future income of a sufficient amount and nature to utilize the benefits of the Company’s net deferred tax assets. Accordingly, as of September 30, 2021 and December 31, 2020, the Company provided a full valuation allowance against its net deferred tax assets since as of that time, the Company could not assert that it was more likely than not that these deferred tax assets would be realized.

12. Subsequent Events

Merger with LSAQ

On May 7, 2021, the Company announced a planned merger with LSAQ under a definitive business combination agreement. On October 6, 2021, the agreement was consummated, with the Company surviving the merger as Science 37 Holdings, Inc, now a public company. All outstanding common and preferred shares of legacy Science 37, Inc. converted into common shares of the surviving Science 37 Holdings, Inc. through application of an exchange ratio of approximately 1.815. In addition, awards under the Company’s existing 2015 stock incentive plan continue under the same terms and conditions as were previously applicable to such awards, subject to the same exchange ratio for exercise price and number of options outstanding. Common shares and warrants held by former LSAQ shareholders were converted to 10,858,261 common shares of Science 37 Holdings, Inc. Science 37 Holdings, Inc. began trading on the Nasdaq stock exchange as SNCE effective October 7, 2021.

Science 37, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited) (continued)

12. Subsequent Events (continued)

The financial statements as of September 30, 2021, including share and per share amounts, do not include the effects of the merger. The table below shows, on a pro forma basis, the impact of the merger on certain condensed balance sheet items as of September 30, 2021:

Balance Sheet Data:	Actual	Pro Forma
Cash and cash equivalents	$7,996,362	$242,991,191
Working capital	(5,566,182)	228,647,166
Total assets	39,746,217	273,843,757
Redeemable convertible preferred stock	143,086,271	-
Accumulated deficit	(136,979,761)	(136,979,761)
Total stockholders' equity (deficit)	$(132,209,608)	$163,290,011

Share Data:	Actual	Pro Forma
Redeemable convertible preferred stock outstanding	41,587,368	-
Common stock outstanding	4,595,168	114,707,150

Going Concern

From August 2021, the Company began to accelerate investments in hiring and in other critical areas, such as the technology platform, to facilitate the delivery of anticipated revenues, resulting from an increase in net bookings. Also, as several meaningful conditions of the contemplated transaction were met, the Company increased spend related to the requirements of being a publicly-traded company. The Company’s increased costs adversely affected the Company’s results of operations and liquidity and there was substantial doubt as to the Company’s ability to continue as a going concern at that time. On October 6, 2021, the definitive business combination agreement was consummated, with Science 37, Inc. surviving the merger as Science 37 Holdings, Inc., a now public company. All outstanding common and preferred shares of legacy Science 37, Inc. converted into common shares of the surviving Science 37 Holdings, Inc. through application of an exchange ratio of approximately 1.815. In addition, awards under the Company’s existing 2015 stock incentive plan continue under the same terms and conditions as were previously applicable to such awards, subject to the same exchange ratio for exercise price and number of options outstanding. Science 37 Holdings, Inc. began trading on the Nasdaq stock exchange as SNCE effective October 7, 2021.

In conjunction with this merger, Science 37, Inc. received funds held in LSAQ’s working capital and trust accounts together with $200 million in PIPE financing from institutional and strategic investors to further fund Science 37, Inc.’s decentralized trial technology platform and extend into new adjacencies. As a result of the Merger and inclusive of the PIPE financing, Science 37, Inc. received $234.2 million, net of fees and expenses paid in connection with the closing of the business combination. The transaction will be accounted for as a reverse capitalization in accordance with GAAP. Under the reverse capitalization model, the merger will be treated as Science 37, Inc. is issuing equity for the net assets of LSAQ, with no goodwill or intangible assets recorded, and LSAQ will be treated as the acquiree for financial reporting purposes. This is primarily because, subsequent to the merger, Science 37, Inc. shareholders have a majority of the voting power of the combined company. In addition, Science 37, Inc. comprises all of the ongoing operations, senior management, and a majority of the governing body of the combined company. As a result of the merger and related PIPE financing, the substantial doubt about the Company’s ability to continue as a going concern has been alleviated.

The Company has evaluated subsequent events through November 15, 2021, the date on which the accompanying condensed consolidated financial statements were issued, noting no additional items requiring disclosure.